LEASE TERMINATION AND RENT PAYMENT AGREEMENT


THIS AGREEMENT ("Agreement") is made June 14, 1994, by and between DJ&J SOFTWARE CORPORATION, a Washington corporation doing business as Egghead Software ("Egghead"), and SAMMAMISH PARK PLACE II LIMITED PARTNERSHIP, a Washington limited partnership ("Landlord").

                              RECITALS

A.	Landlord and Egghead are the parties to an Office Building
Lease dated March 23, 1992, under which Egghead is a tenant (the "Existing Lease"), covering portions of the first and second floors ("Premises") of Sammamish Park Place Building B ("Building"), located in the City of Issaquah, King County, Washington, which is more fully described as follows:

        Lot 2 of Short Plat No. 1288032, according to the short plat recorded under King County Recording No. 8911080548.

A complete and true copy of the Existing Lease is attached as Exhibit A to this Agreement as a reference for determining the terms and conditions of the Existing Lease.

B.	Microsoft Corporation ("Microsoft") desires to enter into a
lease with Landlord for the Building (the "Microsoft Lease").

C.	Egghead is willing to surrender the Premises to Landlord so
it can lease them to Microsoft, and Landlord is willing to accept such surrender and terminate the Existing Lease under the terms set forth in this Agreement.

D.	All capitalized terms used in this Agreement have the same
meaning as set forth in the Existing Lease, except as otherwise indicated in this Agreement.

NOW THEREFORE, recognizing that Landlord will materially rely on this Agreement, and in consideration of the mutual promise, in this Agreement, Egghead and Landlord agree as follows:

1.	Surrender of Premises.  Egghead shall surrender and vacate the
Premises on or before June 15, 1994.

2.	Condition of Premises on Surrender.  Egghead shall remove its personal property and trade fixtures from the Premises at its expense. Egghead shall leave the Premises in the condition received, except for reasonable wear and tear, casualty and condemnation damage, and pre-existing defects.

3.	Leasehold Improvements.  The leasehold improvements constructed by
Egghead in the Premises shall remain and shall become the property of Landlord on the Termination Date of the Existing Lease, as defined below.

4.	Indemnity.  Landlord agrees to indemnify, hold harmless and defend
Egghead against any damages, costs, liabilities or expenses that Egghead may incur as a result of Microsoft's possession of the Premises prior to the Termination Date. Egghead acknowledges that Microsoft will substantially modify the existing tenant improvements in the Building.

5.	Lease Termination.  The Existing Lease shall terminate on the earlier of the date that the Microsoft Lease commences or September 1, 1994 (the "Termination Date"), without any further action or notice by the parties. Egghead shall continue to make all payments due under the Existing Lease until the Termination Date, as defined in the prior sentence.

6.	Condition Subsequent.  This Agreement shall be null and void if
Microsoft and Landlord have not executed the Microsoft Lease by September 1, 1994.

7.	Termination of Agreement.  This Agreement terminates on
November 1, 1999, regardless of any remaining term or extension under the Microsoft Lease.

8.	Payment of Spread.  Egghead agrees to pay to Landlord on the first day of each calendar month following the Termination Date until the earlier of the date this Agreement terminates, the date payment of the Full Amount (defined below) restarts following termination of the Microsoft Lease, or the date the New Lease (defined below) commences, an amount equal to (a) the Basic Rent and Operating Costs due each month under the Existing Lease had it not been terminated, less (b) the $44,049.13 and utility charges which are attributable to the Premises each month under the Microsoft Lease (the "Spread"). The utility charges to be deducted from Operating Costs paid by Egghead are electricity, natural gas, storm water, water, sewer, disposal and refuse collection, and any other utility cost payable under the Existing Lease which are attributable to the Premises or the Common Areas. All charges that may otherwise qualify as Operating Costs that arise due to a request by Microsoft or any other tenant of the Building (outside the scope of Operating Costs as they had been charged to Egghead under the Existing Lease) shall not be included in Operating Costs payable by Egghead. Egghead's payment of its portion of the estimated Operating Costs shall be reconciled against actual Operating Costs in accordance with the provisions of Exhibit A to this Agreement (that is, the Existing Lease before it was terminated by this Agreement). Landlord shall provide Egghead an invoice in substantially the form attached as Exhibit B each month setting forth the calculation of the Spread.
Landlord shall send Egghead an invoice for payment each month in advance of the due date based on an estimate of Operating Costs, and will reconcile those estimates to actual Operating Costs each year, all in accordance with the provisions of Exhibit A to this Agreement.

9.	Payment of Full Amount.  Egghead agrees to pay to Landlord on the first day of each calendar month following the date Microsoft no longer possesses the Premises after expiration of either the 2-year original term of the Microsoft Lease, or any of the three 1-year extension options in the Microsoft Lease, until the earlier of the date this Agreement terminates or the date the New Lease (defined below) commences, an amount equal to the Basic Rent and Operating Costs due each month under the Existing Lease had it not been terminated (the
"Full Amount"). Egghead shall not be obligated to pay the Full Amount before the expiration of the 2-year original term of the Microsoft Lease or any extension thereof, regardless of any default under or early termination of the Microsoft Lease.

10.	Late Payment.  Egghead acknowledges that late payment of the sums due under this Agreement will cause Landlord to incur costs not contemplated by this Agreement, the exact amount of which is difficult to determine. Therefore, if Egghead fails to pay any sum when due under this Agreement, and where such failure shall continue for a period of five (5) days after written notice thereof by Landlord to Egghead, then Egghead shall pay Landlord the greater of the following: (a) a late charge equal to five percent (5%) of the amount owing; or (b) that portion of any penalties, including without limitation additional interest or default "fees" which Landlord's lenders may impose or require due solely to the late payment by Egghead (the "Late Charge").
In addition to the Late Charge, Egghead shall pay interest at a rate equal to six percent (6%) per annum above the prime rate charged from time to time by SeaFirst Bank or its successor on all late payments under this Agreement thirty (30) days or more past due, or such lower maximum allowable interest rate for payments due under this Agreement if the aforesaid rate violates any applicable laws or regulations.

11.	Exercise of Extension Options.  Landlord shall provide Egghead with a copy of Microsoft's election to exercise any option to extend the Microsoft Lease for any additional term that commences before November 1, 1999.

12.	Modification of Microsoft Lease.  Upon written notice to Egghead,
Landlord and Microsoft may modify or waive any of the terms or conditions of the Microsoft Lease, and may grant and agree to indulgences for defaults or extensions of time to Microsoft without releasing Egghead from its obligations under this Agreement. However, Egghead's liability under this Agreement for the Spread shall not be increased or accelerated as a result of any such modification.

13.	New Lease.  Upon termination of the Microsoft Lease and vacation of the Premises by Microsoft, Egghead and Landlord agree to negotiate in good faith whether or not to enter a new lease of the Premises containing the same terms and conditions as the Existing Lease for the remainder of its originally scheduled term, or on such other terms as are mutually agreeable (the "New Lease"); provided Egghead shall have no liability for circumstances or events involving the Premises, and for the use or condition of the Premises, during any period after the Existing Lease was terminated and before the commencement date of the New Lease; and further provided Landlord shall have no obligation to alter or restore the Premises to the condition existing during the Existing Lease whether or not the parties enter into a New Lease. If the parties enter into a New Lease, then there will be no further Improvement Allowance, as provided for under Section 22.2 of the Existing Lease. Neither party is obligated to enter the New Lease. Notwithstanding the provisions of this Section 13, Egghead is obligated to pay the Full Amount under the terms of Section 9 above unless and until the earlier of the date this Agreement terminates or the date the New Lease commences.

14.	Commissions.  Upon execution of the Microsoft Lease, Egghead shall pay fifty percent (50%) of that portion of the real estate brokerage commission due to CB Commercial Real Estate Group, Inc. ("Broker") attributable to the Premises for the initial term of the Microsoft
Lease, and the other fifty percent (50%) of such portion of the commission upon Microsoft's occupancy of the Premises. Egghead agrees to pay that portion of the Broker's commission attributable to each extension of the Microsoft Lease term attributable to the Premises at the time Microsoft elects to exercise each of its options to extend.
The Broker's commission payable by Egghead under this Section shall be based upon Microsoft's lease of that portion of the entire Building that is the Premises (37,096 rentable square feet), as more fully described in Exhibit C to this Agreement. Egghead shall not be liable for any other brokerage commissions in relation to the Microsoft Lease or the New Lease.

15.	Acknowledgments by Egghead.  Egghead acknowledges to Landlord and agrees to the following:

    a.	Except as set forth in this Agreement, Landlord has made no
    representations to Egghead regarding the economic benefits to be derived by Egghead under this Agreement;

    b.	Egghead is not a third-party beneficiary of the Microsoft
    Lease; and

    c.	Egghead is not entitled to assert any breach of the
    Microsoft Lease by either Landlord or Microsoft thereunder as a basis of any kind against either Landlord or Microsoft.

16.	Notices.  All invoices, notices and demands which may or are required to be given by any party to another under this Agreement shall be in writing and shall be deemed to have been fully given when delivered in person, or three days after the postmark date if sent by first class United States mail with postage prepaid, or on the date shown on the receipt if sent certified or registered United States mail with return receipt requested and postage prepaid, and addressed to Egghead at 22011 S.E. 51st Street, P.O. Box 7004, Issaquah, WA 98027, and to Landlord at 3605 132nd Avenue S.E., Bellevue, Washington, 98006-1323. The parties may change the address to which notices may be sent under this Agreement by providing the other party with written notice of such change.

17.	Successors.  The terms of this Agreement are binding upon and shall inure to the benefit of the parties and their respective heirs, successors and assigns.

18.	Governing Law.  This Agreement shall be construed and enforced under the laws of the State of Washington. The parties consent to the personal jurisdiction of and venue laid in any court of competent jurisdiction sitting in King County, Washington.

19.	Attorney Fees.  The prevailing party in any action to interpret or enforce this Agreement shall be entitled to collect its reasonable costs and attorney fees incurred in such action, or in any appeal thereof, or in any bankruptcy or receivership action, from the non-prevailing party.

20.	Amendments.  This Agreement may be amended only by written
instrument signed by both Egghead and Landlord.

21.	Authority.  Each person signing this Agreement on behalf of a corporation or partnership represents and warrants that they are duly authorized by the corporation or partnership to execute this Agreement and that no other signature or authorization is necessary to bind the corporation or partnership.

22.	Entire Agreement.  This Agreement is the entire agreement between the parties concerning the subjects contained in this Agreement.

23.	Multiple Originals.  This Agreement may be executed in duplicate or triplicate, each of which shall be deemed an original, and together they shall constitute one and the same agreement.

24.	Recitals.  All recital paragraphs shall be part of the parties'
agreement hereunder.


                                 LANDLORD:

                                 SAMMAMISH PARK PLACE II LIMITED
                                 PARTNERSHIP, a Washington limited
                                 partnership

                                 By:  VYZIS COMPANY, a Washington
                                 corporation as Managing General
                                 Partner

                                    By:  /s/ Cheryl A. Smith
                                         Cheryl A. Smith
                                    Its: Executive Vice President

                                 EGGHEAD:

                                 D J & J SOFTWARE CORPORATION, a
                                 Washington corporation

                                 By:  /s/ R. J. Smith
                                      Ronald J. Smith
                                 Its: Vice President


STATE OF WASHINGTON
                   ss.
COUNTY OF KING

On this 14th day of June, 1994, before me personally appeared Cheryl A. Smith to me known to be the Executive Vice President of VYZIS COMPANY, the corporation that is the General Managing Partner of SAMMAMISH PARK PLACE II LIMITED PARTNERSHIP, the limited partnership executed the within and foregoing instrument, and acknowledged said instrument to be the free and voluntary act and deed of said partnership for the uses and purposes therein mentioned, and on oath stated that she was authorized to execute said instrument on behalf of the partnership.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year first above written.

                                      	/s/ Sheila J. Gill
                                     	Name (Printed):  Sheila J. Gill
	                                     NOTARY PUBLIC in and for the State
	                                     of Washington, residing at
                                     	Kirkland
	                                     My appointment expires: 5-25-96

STATE OF WASHINGTON
                  	ss.
COUNTY OF KING

On this 14th day of June, 1994, before me personally appeared RONALD J. SMITH, known to be a VICE PRESIDENT of DJ&J SOFTWARE CORPORATION, the corporation executed the within and foregoing instrument, and acknowledged said instrument to be the free and voluntary act and deed of said corporation, for the uses and purposes therein mentioned, and on oath stated that he was authorized to execute said instrument on behalf of said corporation.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year first above written.


                                      	/s/ Denise J. Ullery
	                                      Name (Printed):  Denise Ullery
	                                      NOTARY PUBLIC in and for the
	                                      State of Washington, residing
	                                      at King County
                                      	My appointment expires: 9-1-96

                                EXHIBIT "B"

                          SAMPLE INVOICE - 1994


                          SAMMAMISH PARK PLACE II LTD PSHP
                          3605 132ND AVE. S.E.
                          SUITE 300
                          BELLEVUE, WA 98006-1323


EGGHEAD DISCOUNT SOFTWARE
REAL ESTATE DEPARTMENT
ATTN: LESLIE EVENSON
P.O. BOX 7004
ISSAQUAH, WA  98027

                   BASE RENT	                        43,276.33
                   OPERATING EXPENSES (1)      	     12,148.29
                   INSURANCE                      	     195.93

                   ELECTRICITY & OTHER UTILITIES	         0.00

                   SUBTOTAL	                         55,620.55

                   LESS: MICROSOFT RENT CREDIT	      44,049.13

                   TOTAL	                            11,571.42 	($3.74/SQ.FT)


(1)	ANY SPECIAL CHARGES ARE BILLED DIRECTLY TO MICROSOFT AND ARE NOT
INCLUDED IN INVOICE TO EGGHEAD.

PLEASE REMIT PAYMENT TO:

SAMMAMISH PARK PLACE II LTD PSHP
3605 132ND AVE.  S.E.
SUITE 300
BELLEVUE, WA 98006-1323

                            EXHIBIT "C"
                            COMMISSION

This exhibit is incorporated into and made a part of the Lease
Termination Agreement dated June 14, 1994, between Sammamish Park Place II Limited Partnership, a Washington Limited Partnership, and D J & J Corporation, a Washington corporation.

The real estate brokerage commission due under the terms of the Agreement shall be calculated, based on 37,096 rentable square feet, in accordance with the following terms:


Initial Lease Term:  2 years	     CB Commercial will be compensated by
                                  a commission of 5% of the total
                                  lease consideration (base rent
                                  combined with operating expenses and
                                  real estate taxes) during this two-
                                  year period.  This is calculated to
                                  be a total of $52,861.80 payable by
                                  Egghead one-half (1/2) upon
                                  execution of the Microsoft Lease and
                                  one-half (1/2) upon Microsoft's
                                  occupancy of the Premises.


First Extension Option:  1 year  	CB Commercial will be compensated by
                                  commission of 5% of the total lease
                                  consideration (base rent combined
                                  with operating expenses and real
                                  estate taxes) during this one-year
                                  period.


Second Extension Option:  1 year	 CB Commercial will be compensated by
                                  commission of 5% of the total lease
                                  consideration (base rent combined
                                  with operating expenses and real
                                  estate taxes) during this one-year
                                  period.


Third Extension Option:  1 year  	CB Commercial will be compensated by
                                  commission of 5% of the total lease
                                  consideration (base rent combined
                                  with operating expenses and real
                                  estate taxes) during this one-year
                                  period.



Commission for each of the 1-year lease extension options, if exercised, shall be due and payable by Egghead upon the commencement of the first day of the term of each lease extension option exercised by Microsoft.